Exhibit 99.1

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034
PRESS RELEASE
Avnet, Inc. Reports Third Quarter Fiscal Year 2010 Results
Revenue and Earnings Per Share Rise Sharply
Phoenix, April 29, 2010 - Avnet, Inc. (NYSE:AVT) today announced results for the third quarter fiscal 2010 ended April 3, 2010.

	Three Months Ended
	April 3,	March 28,	Net
	2010	2009	Change
	$ in millions, except per share data
Net Sales	$4,756.8	$3,700.8	28.5%

GAAP Operating Income	$167.2	$55.6	200.9%
Adjusted Operating Income (1)	$174.6	$88.2	98.0%

GAAP Net Income	$114.5	$15.8	624.9%
Adjusted Net Income (1)	$115.8	$44.8	158.7%

GAAP EPS	$0.75	$0.10	650.0%
Adjusted EPS (1)	$0.76	$0.30	153.3%

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the non-GAAP financial information in this press release.
•
Net sales for the quarter ending April 3, 2010 increased 28.5% year over year to $4.76 billion and increased 25.5% year over year adjusted for the impact of changes in foreign currency exchange rates; Pro forma revenue (as defined later in this release) was up 28.1% year over year

•	Adjusted operating income increased 98.0%, 3.4 times faster than revenue, to $174.6 million or 3.7% of sales, up 129 basis points year over year

•	Adjusted diluted earnings per share of $0.76 increased 153.3% year over year; GAAP diluted earnings per share was $0.75
Roy Vallee, Chairman and Chief Executive Officer, commented, “The pace of recovery in our served markets remained strong this quarter as our year-over-year growth rates accelerated and revenue exceeded expectations at both operating groups for the third consecutive quarter. This strong top line growth coupled with sequential gross profit margin improvement drove operating income margin up year over year at both operating groups. Return on working capital (“ROWC”) was up over 1,400 basis points year over year, driven by the improvement in operating income margin as well as acceleration in working capital velocity. Return on capital employed more than doubled year over year to 15.0% and was in line with our long term business model.”

Avnet Electronics Marketing Results

		Year over Year Growth Rates
		Reported	Pro forma
	Revenue	Revenue	Revenue
	(in millions)

Total	$2,886.6	37.7%	—
Excluding FX (1)		34.7%	—
Americas	$897.4	17.8%	—
EMEA	$1,019.7	39.2%	—
Excluding FX (1)		31.0%	—
Asia	$969.5	60.9%	—

	Q310	Q309	Change
Operating Income	$144.2	$59.6	$84.6

Operating Income Margin	5.00%	2.84%	2.16%

(1)	Year over year revenue growth rates excluding the impact of changes in foreign currency exchange rates.
•	Net sales were well above expectations, up 38% year over year

•	Gross profit margin improved sequentially in all three regions

•	Operating income improved sequentially and year over year in all three regions

•	ROWC was up 901 basis points sequentially and 1,807 basis points year over year

•	Pro forma growth rates are not presented as EM revenue comparisons to prior year were not impacted by acquisitions
Mr. Vallee added, “Electronics Marketing delivered another quarter of better-than-normal seasonal growth as revenue grew 15% sequentially with all three regions contributing to the strong performance. Sales in EMEA grew rapidly this quarter as revenue was up 27% sequentially in reported dollars and 35% in constant dollars. Gross profit margin improved sequentially in all three regions as the cyclical recovery continues and operating income margin improved sequentially for the third consecutive quarter, reaching 5% for the first time in six quarters. This strong operating leverage on the income statement combined with record working capital velocity drove Electronic Marketing’s ROWC near or above our long-term targets in all three regions. While some of this revenue growth is related to inventory restocking, the combination of continued strong bookings in all regions and lean inventories throughout the technology supply chain indicates that end demand is quite strong globally.”
Avnet Technology Solutions Results

		Year over Year Growth Rates
		Reported	Pro forma
	Revenue	Revenue	Revenue
	(in millions)

Total	$1,870.2	16.6%	15.7%
Excluding FX (1)		13.5%	12.6%
Americas	$1,084.9	14.1%	—
EMEA	$531.0	2.5%	—
Excluding FX (1)		-4.1%	—
Asia	$254.3	87.6%	71.4%

	Q310	Q309	Change
Operating Income	$49.9	$42.2	$7.7

Operating Income Margin	2.67%	2.63%	0.04%

(1)	Year over year revenue growth rates excluding the impact of changes in foreign currency exchange rates.

•	Net sales exceeded expectations as the Americas and Asia Pacific regions grew double digits year over year for the second quarter in a row
•	Gross profit margin increased sequentially driven by improvement in the Americas and EMEA
•	Return on working capital was up 669 basis points year over year and remained above our long-term targets for the fourth consecutive quarter
Mr. Vallee further added, “Demand for IT products was better than expected as revenue at Technology Solutions (“TS”) exceeded expectations following our very strong December quarter. The recovery in IT spending is evident in the Americas and Asia regions while demand in EMEA remained relatively weak. TS operating income margin grew slightly year over year while we remain in an investment phase in Asia and manage through a challenging environment in EMEA. Overall, TS continues to generate economic profits with return on working capital above our long-term targets globally while at the same time expanding our geographic coverage and supplier base.”
Cash Flow
•	Cash from operations was a net usage of $63 million of cash for the quarter
•	Cash from operations generated for the trailing twelve months was $175 million
•	Cash and cash equivalents at the end of the quarter was $755 million; net debt (total debt less cash and cash equivalents) was $238 million
Ray Sadowski, Chief Financial Officer, stated, “We used roughly $60 million in cash to fund operations for the quarter as the required increase in working capital to support robust sales growth offset better than expected profits. Our team delivered another strong quarter of working capital velocity as EM delivered record velocity and TS had its best performance in many years for a third quarter. We ended the quarter with $1.5 billion in liquidity to support continued profitable organic and M&A growth.”
Outlook For Fiscal 4th Quarter Ending on July 3, 2010
•	EM sales are expected to be in the range of $2.85 billion to $3.15 billion and TS sales are expected to be between $1.85 billion and $2.15 billion
•	Consolidated sales are forecasted to be between $4.70 billion and $5.30 billion
•	Adjusted diluted earnings per share (“EPS”) is expected to be in the range of $0.76 to $0.84 per share
The above EPS guidance does not include any potential restructuring charges or any charges related to acquisitions and post-closing integrations. In addition, the above guidance assumes that the average Euro to U.S. Dollar currency exchange rate for the fourth fiscal quarter of the current fiscal year is $1.35 to €1.00. This compares with an average exchange rate of $1.36 to €1.00 in the fourth quarter of fiscal 2009 and $1.38 to €1.00 in the third quarter of fiscal 2010.
Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “expect,” believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance, business prospects or market conditions. Actual results may vary materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, any significant and unanticipated sales decline, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, allocations of products by suppliers, other competitive and/or regulatory factors affecting the businesses of Avnet generally.
More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also discloses in this press release certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share, as well as revenue adjusted for the impact of acquisitions (“pro forma revenue” or “organic revenue”). Management believes pro forma revenue is a useful measure for evaluating current period performance as compared with prior periods and for understanding underlying trends.
Management believes that operating income adjusted for restructuring, integration and other items is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. Management analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.
Management believes net income and EPS adjusted for the impact of the items described above is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and EPS excluding the impact of these items provides an important measure of the Company’s net results of operations for the investing public. However, analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.
Third Quarter Fiscal 2010

	Third Quarter Ended Fiscal 2010
				Diluted
	Op Income	Pre-tax	Net Income	EPS
	$ in thousands, except per share data
GAAP results	$167,220	$156,594	$114,505	$0.75
Restructuring, integration and other charges	7,347	7,347	5,587	0.04
Gain on sale of assets	—	(3,202)	(1,987)	(0.01)
Net tax benefit	—	—	(2,303)	(0.02)

Total adjustments	7,347	4,145	1,297	0.01

Adjusted results	$174,567	$160,739	$115,802	0.76

Items impacting third quarter of fiscal 2010 consisted of the following:
•
Restructuring, integration and other charges of $7.3 million pre-tax which included (i) $6.5 million pre-tax for a value-added tax exposure in Europe related to an audit of prior years, (ii) $2.1 million pre-tax related to acquisition-related costs, and (iii) a credit of $1.3 million pre-tax related to reversals of restructuring reserves no longer deemed necessary.

•	A gain on the sale of assets of $3.2 million pre-tax as a result of a final earn-out payment associated with the earlier sale of the Company’s equity investment in Calence LLC.

•
A net tax benefit of $2.3 million related to adjustments for a prior year tax return and a benefit from a favorable income tax audit settlement partially offset by additional tax reserves for existing tax positions.

Third Quarter Fiscal 2009

	Third Quarter Ended Fiscal 2009
	Op Income	Pre-tax	Net Income	EPS
	$ in thousands, except per share data
GAAP results (1)	$55,570	$25,846	$15,796	$0.10
Restructuring, integration and other charges	32,679	32,679	22,272	0.15
Additional tax reserves	—	—	4,474	0.03
Retrospective application of accounting standard	(97)	3,655	2,228	0.02

Total adjustments	32,582	36,334	28,974	0.20

Adjusted results	$88,152	$62,180	$44,770	$0.30

(1)	As adjusted for the retrospective application of an accounting standard.
Items impacting third quarter of fiscal 2009 consisted of the following:
•
Restructuring, integration and other charges of $30.7 million pre-tax which included severance, costs to exit certain facilities and integration charges related to acquired businesses. Other charges also included $2.0 million pre-tax related to acquisition adjustments recognized after the purchase price allocation period.

•	Additional income tax reserves of $4.5 million for contingencies related to a prior acquisition partially offset by a tax benefit for interest on a tax settlement.

•
Adoption of a new accounting standard during fiscal 2010 which changed the accounting for convertible debt that may be settled in cash. Although the $300.0 million 2% Convertible Senior Debentures to which this standard applies had been extinguished in March 2009, the Company was required to retrospectively apply the standard to prior periods. As a result, the Company recorded incremental pre-tax non-cash interest expense of $3.8 million.

Pro Forma (Organic) Revenue
Pro forma or Organic revenue is defined as revenue adjusted for the impact of acquisitions to include the revenue recorded by these businesses as if the acquisitions had occurred at the beginning of fiscal 2009. Revenue adjusted for this impact is presented in the following table:

	Revenue	Acquisition	Pro forma
	as Reported	Revenue	Revenue
	(in thousands)
Q1 Fiscal 2010	$4,355,036	$15,464	$4,370,500
Q2 Fiscal 2010	4,834,524	4,820	4,839,344
Q3 Fiscal 2010	4,756,786	—	4,756,786

YTD Fiscal year 2010	$13,946,346	$20,284	$13,966,630

Q1 Fiscal 2009	$4,494,450	$180,494	$4,674,944
Q2 Fiscal 2009	4,269,178	146,057	4,415,235
Q3 Fiscal 2009	3,700,836	12,778	3,713,614
Q4 Fiscal 2009	3,765,432	11,623	3,777,055

Fiscal year 2009	$16,229,896	$350,952	$16,580,848

“Acquisition Revenue” as presented in the preceding table includes the following acquisitions:

Acquired Business	Operating Group	Acquisition Date
Ontrack Solutions Pvt. Ltd.	TS	July 2008
Nippon Denso Industry Co., Ltd.	EM	December 2008
Abacus Group plc	EM	January 2009
Vanda Group	TS	October 2009
Sunshine Joint Stock Company	TS	November 2009
Teleconference Webcast and Upcoming Events
Avnet will host a Webcast of its quarterly teleconference today at 2:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the Webcast.
For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.
About Avnet
Avnet, Inc. (NYSE:AVT) is one of the largest distributors of electronic components, computer products and embedded technology serving customers in more than 70 countries worldwide. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of more than 100,000 customers by providing cost-effective, value-added services and solutions. For the fiscal year ended June 27, 2009, Avnet generated revenue of $16.23 billion. For more information, visit www.avnet.com. (AVT_IR)
Investor Relations Contact:
Avnet, Inc.
Vincent Keenan
Investor Relations
(480) 643-7053
investorrelations@avnet.com

AVNET, INC.
FINANCIAL HIGHLIGHTS
(MILLIONS EXCEPT PER SHARE DATA)

	THIRD QUARTERS ENDED
	APRIL 3,	MARCH 28,
	2010 *	2009 *

Sales	$4,756.8	$3,700.8

Income before income taxes	156.6	25.8

Net income	114.5	15.8

Net income per share:
Basic	$0.75	$0.10
Diluted	$0.75	$0.10

	NINE MONTHS ENDED
	APRIL 3,	MARCH 28,
	2010 *	2009 *

Sales	$13,946.3	$12,464.5

Income (loss) before income taxes	384.9	(1,070.7)

Net income (loss)	269.3	(1,098.8)

Net income (loss) per share:
Basic	$1.78	$(7.29)
Diluted	$1.76	$(7.29)

*	See Notes to Consolidated Statements of Operations on Page 12.

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS EXCEPT PER SHARE DATA)

	THIRD QUARTERS ENDED		NINE MONTHS ENDED
	APRIL 3,	MARCH 28,	APRIL 3,	MARCH 28,
	2010 *	2009 *	2010 *	2009 *

Sales	$4,756,786	$3,700,836	$13,946,346	$12,464,464
Cost of sales	4,173,999	3,238,366	12,311,931	10,884,315

Gross profit	582,787	462,470	1,634,415	1,580,149

Selling, general and administrative expenses	408,220	374,221	1,190,489	1,173,949
Impairment charges (Note 1 *)	—	—	—	1,348,845
Restructuring, integration and other charges (Note 2 *)	7,347	32,679	25,419	55,819

Operating income (loss)	167,220	55,570	418,507	(998,464)

Other income (expense), net	1,499	(8,364)	3,581	(8,196)
Interest expense (Note 3 *)	(15,327)	(21,360)	(45,925)	(64,088)
Gain on sale of assets (Note 4 *)	3,202	—	8,751	—

Income (loss) before income taxes	156,594	25,846	384,914	(1,070,748)

Income tax provision (Note 5 *)	42,089	10,050	115,663	28,086

Net income (loss)	$114,505	$15,796	$269,251	$(1,098,834)

Net earnings (loss) per share:
Basic	$0.75	$0.10	$1.78	$(7.29)

Diluted	$0.75	$0.10	$1.76	$(7.29)

Shares used to compute earnings (loss) per share:
Basic	151,890	151,147	151,519	150,810

Diluted	153,215	151,147	152,932	150,810

*	See Notes to Consolidated Statements of Operations on Page 12.

AVNET, INC.
CONSOLIDATED BALANCE SHEETS
(THOUSANDS)

	APRIL 3,	JUNE 27,
	2010	2009
Assets:
Current assets:
Cash and cash equivalents	$754,574	$943,921
Receivables, net	3,323,954	2,618,697
Inventories	1,747,720	1,411,755
Prepaid and other current assets	168,450	169,879

Total current assets	5,994,698	5,144,252
Property, plant and equipment, net	302,597	305,682
Goodwill	566,187	550,118
Other assets	294,309	273,464

Total assets	7,157,791	6,273,516

Less liabilities:
Current liabilities:
Borrowings due within one year	55,088	23,294
Accounts payable	2,534,605	1,957,993
Accrued expenses and other	520,676	474,573

Total current liabilities	3,110,369	2,455,860
Long-term debt	937,518	946,573
Other long-term liabilities	88,898	110,226

Total liabilities	4,136,785	3,512,659

Shareholders’ equity	$3,021,006	$2,760,857

AVNET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(THOUSANDS)

	NINE MONTHS ENDED
	APRIL 3,	MARCH 28,
	2010	2009
Cash flows from operating activities:

Net income (loss)	$269,251	$(1,098,834)

Non-cash and other reconciling items:
Depreciation and amortization	46,084	50,501
Deferred income taxes	35,234	(90,728)
Stock-based compensation	24,007	14,416
Impairment charges	—	1,348,845
Gain on sale of assets	(8,751)	—
Other, net	11,793	29,116

Changes in (net of effects from businesses acquired):
Receivables	(732,466)	621,999
Inventories	(356,434)	247,545
Accounts payable	583,878	(483,231)
Accrued expenses and other, net	(27,305)	148,506

Net cash flows (used for) provided by operating activities	(154,709)	788,135

Cash flows from financing activities:
Repayment of notes	—	(298,059)
Proceeds from (repayment of) bank debt, net	14,909	(25,185)
Repayment of other debt, net	(1,440)	(6,049)
Other, net	3,998	1,282

Net cash flows provided by (used for) financing activities	17,467	(328,011)

Cash flows from investing activities:
Purchases of property, plant, and equipment	(42,905)	(89,252)
Cash proceeds from sales of property, plant and equipment	6,334	9,840
Acquisitions of operations and investments, net of cash acquired	(36,361)	(309,864)
Cash proceeds from divestiture activities	11,785	—

Net cash flows used for investing activities	(61,147)	(389,276)

Effect of exchange rates on cash and cash equivalents	9,042	(25,561)

Cash and cash equivalents:
- (decrease) increase	(189,347)	45,287
- at beginning of period	943,921	640,449

- at end of period	$754,574	$685,736

AVNET, INC.
SEGMENT INFORMATION
(MILLIONS)

	THIRD QUARTERS ENDED		NINE MONTHS ENDED
	APRIL 3,	MARCH 28,	APRIL 3,	MARCH 28,
	2010	2009	2010	2009
SALES:

Electronics Marketing	$2,886.6	$2,096.6	$7,841.8	$7,065.4

Technology Solutions	1,870.2	1,604.2	6,104.5	5,399.1

Consolidated	$4,756.8	$3,700.8	$13,946.3	$12,464.5

OPERATING INCOME (LOSS):

Electronics Marketing	$144.2	$59.6	$317.8	$297.4

Technology Solutions	49.9	42.2	189.5	160.2

Corporate	(19.5)	(13.6)	(63.4)	(51.4)

	$174.6	$88.2	$443.9	$406.2

Impairment charges	—	—	—	(1,348.8)

Restructuring, integration and other charges	(7.4)	(32.7)	(25.4)	(55.8)

Consolidated	$167.2	$55.5	$418.5	$(998.4)

AVNET, INC.
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS
THIRD QUARTER AND FIRST NINE MONTHS OF FISCAL 2010
(1) Results for the first nine months of fiscal 2009 included impairment charges of $1,348,845,000 pre-tax, $1,314,701,000 after tax and $8.72 per share. In the second quarter of fiscal 2009, due to a steady decline in the Company’s market capitalization primarily related to the global economic downturn, the Company determined an interim impairment test was necessary. Based on the test results, the Company recognized a non-cash goodwill impairment charge of $1,317,452,000 pre-tax, $1,283,308,000 after tax and $8.51 per share to write off all goodwill related to its EM Americas, EM Asia, TS EMEA and TS Asia reporting units. The Company also evaluated the recoverability of its long-lived assets at each of the four reporting units where goodwill was deemed to be impaired. Based upon this evaluation, the Company recognized a non-cash intangible asset impairment charge of $31,393,000 pre- and after tax and $0.21 per share. The non-cash charges had no impact on the Company’s compliance with debt covenants, its cash flows or available liquidity, but did have a material impact on its consolidated financial statements.
(2) The results for third quarter of fiscal 2010 included restructuring, integration and other charges which totaled $7,347,000 pre-tax, $5,587,000 after tax and $0.04 per share on a diluted basis which consisted of (i) $6,477,000 pre-tax, $4,892,000 after tax and $0.03 per share on a diluted basis for a value-added tax exposure in Europe related to an audit of prior years, (ii) $2,157,000 pre-tax, $1,589,000 after tax and $0.01 per share on a diluted basis for acquisition-related costs which would have been capitalized under the prior accounting rules and (iii) a credit of $1,287,000 pre-tax, $894,000 after tax and $0.01 per share on a diluted basis related to the reversal of previously recognized restructuring reserves which were determined to be no longer necessary.
The results for the first nine months of fiscal 2010 included restructuring, integration and other charges which totaled $25,419,000 pre-tax, $18,789,000 after tax and $0.12 per share on a diluted basis. Restructuring costs of $15,991,000 pre-tax related to the remaining cost reductions that began in fiscal 2009 and consisted of severance, facility exit costs and fixed asset write-downs associated with the exited facilities. The Company also recognized $2,931,000 of integration costs associated with acquired businesses, $6,477,000 pre-tax for the value-added tax exposure previously mentioned, $3,261,000 of other charges including acquisition-related costs and a credit of $3,241,000 related to the reversal of restructuring reserves established in prior periods.
The results for the third quarter of fiscal 2009 included restructuring, integration and other charges which totaled $32,679,000 pre-tax, $22,272,000 after tax and $0.15 per share. Restructuring and integration costs of $30,683,000 pre-tax consisted of severance and costs to exit certain facilities as part of the Company’s cost reduction actions and charges related to the integration of recently acquired businesses. Other charges included $1,996,000 pre-tax related to acquisition adjustments recognized after the purchase price allocation period.

The results for the first nine months of fiscal 2009 included restructuring, integration and other charges which totaled $55,819,000 pre-tax, $40,006,000 after tax and $0.26 per share. Restructuring and integration charges amounted to $46,902,000 pre-tax, loss on investments totaled $3,091,000 pre-tax and other charges totaled $1,996,000 pre-tax. The Company recognized intangible asset amortization expense of $3,830,000 related to the completion of the valuation of identifiable intangible assets for several acquisitions which closed during the prior fiscal year.
(3) During fiscal 2010, the Company adopted authoritative guidance which changes the accounting for convertible debt that may be settled in cash. Upon adoption, there was no impact to the fiscal 2010 consolidated financial statements because the Company’s $300.0 million 2% Convertible Senior Debentures, to which this standard applies, were extinguished in fiscal 2009. However, due to the required retrospective application to prior periods, the Company adjusted prior year comparative financial statements which resulted in incremental pre-tax non-cash interest expense of $3,752,000 in addition to the originally reported interest expense of $17,608,000 for the third quarter of fiscal 2009 and incremental pre-tax non-cash interest expense of $12,185,000 in addition to the originally reported interest expense of $51,903,000 for the first nine months of fiscal 2009. The Company also recognized a reduction in pre-tax deferred financing amortization cost of $97,000 and $291,000 for the third quarter and first nine months of fiscal 2009, respectively. The total impact of the retrospective application on the third quarter and first nine months of fiscal 2009 was incremental charges of $3,655,000 pre-tax, $2,228,000 after tax and $0.02 per share on a diluted basis and $11,894,000 pre-tax, $7,250,000 after tax and $0.05 per share on a diluted basis, respectively.
(4) The Company recognized a gain on the sale of assets amounting to $3,202,000 pre-tax, $1,987,000 after tax and $0.01 per share on a diluted basis during the third quarter of fiscal 2010 and $8,751,000 pre-tax, $5,370,000 after tax and $0.03 per share on a diluted basis during the first nine months of fiscal 2010 as a result of certain earn-out provisions associated with the sale of the Company’s prior equity investment in Calence LLC.
(5) During the third quarter of fiscal 2010, the Company recognized a net tax benefit of $2,303,000 and $0.02 per share on a diluted basis related to adjustments for a prior year tax return and a benefit from a favorable income tax audit settlement partially offset by additional tax reserves for existing tax positions. During the first nine months of fiscal 2010, the Company recognized a net increase in taxes of $842,000 and $0.01 per share on a diluted basis, related to adjustments for prior year tax returns and additional tax reserves, net of a benefit from a favorable income tax audit settlement. During the third quarter of fiscal 2009, the Company recognized $4,474,000 and $0.03 per share on a diluted basis for additional tax reserves for contingencies related to a prior acquisition partially offset by a tax benefit for interest on a tax settlement. During the first nine months of fiscal 2009, the Company recognized a net tax benefit of $21,672,000, or $0.14 per share, primarily related to the settlement of income tax audits in Europe.